EXHIBIT 99.1

News

MGE Energy Reports First-Quarter Earnings

Madison, Wis., May 8, 2018—MGE Energy, Inc. (Nasdaq: MGEE) today reported financial results for the first quarter of 2018.

MGE Energy's earnings for the first quarter of 2018 were $20.0 million, or 58 cents per share, compared to $19.3 million, or 56 cents per share, for the same period in the prior year.

During the first quarter of 2018, gas net income increased due to an increase of over 14% in gas retail sales related to higher customer demand resulting from colder weather experienced in the first quarter of 2018 compared to the same period in the prior year and an increase in retail customers. The average temperature in February 2018 was 22 degrees compared to 33 degrees in February 2017. Normal average temperature in February is 24 degrees.

About MGE Energy

MGE Energy is a public utility holding company. Its principal subsidiary, Madison Gas and Electric, generates and distributes electricity to 151,000 customers in Dane County, Wis., and purchases and distributes natural gas to 158,000 customers in seven south-central and western Wisconsin counties. MGE's roots in the Madison area date back more than 150 years.

MGE Energy, Inc.

(In thousands, except per share amounts)

(Unaudited)

Three Months Ended March 31,	2018	2017
Operating revenue	$157,632	$156,823
Operating income	$26,188	$31,836
Net income	$20,001	$19,300
Earnings per share (basic and diluted)	$0.58	$0.56
Weighted average shares outstanding (basic and diluted)	34,668	34,668

Contact

Steven B. Schultz

Corporate Communications Manager

608-252-7219 | sbschultz@mge.com